EXHIBIT 99.1

Lion Biotechnologies Announces Pricing of Underwritten Common Stock Offering

Released on Dec 17, 2014

LOS ANGELES, CA (December 17, 2014) – Lion Biotechnologies, Inc. (OTCQB: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor infiltrating lymphocytes (TIL), today announced the pricing of an underwritten offering of 5,217,392 shares of its common stock at a price of $5.75 per share, for gross proceeds of $30.0 million. All of the shares in the offering are being sold by Lion. The net proceeds from the offering are expected to be approximately $28.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Lion.

Lion intends to use the net proceeds of the offering for the development of its product candidates, including its planned Phase 2 clinical trial for metastatic melanoma, and for other general corporate and working capital purposes. Lion has granted the underwriters a 30-day option to purchase up to an additional 782,608 shares of common stock. The offering is expected to close on or about December 22, 2014, subject to satisfaction of customary closing conditions.

Jefferies LLC and Cowen and Company, LLC are joint book-running managers and Trout Capital LLC is co-manager for the offering.

Lion is offering the shares described above pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with and has been declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A prospectus supplement relating to the proposed offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus, when available, may be obtained from Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by email at Prospectus_Department@Jefferies.com or by phone at 877-547-6340, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by accessing the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Lion Biotechnologies, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company’s lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TIL) for the treatment of patients with Stage 4 metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and the H. Lee Moffitt Cancer Center & Research Institute. For more information, please visit http://www.lionbio.com.

21900 Burbank Boulevard - Floor 3, Woodland Hills, CA 91367

Forward Looking Statements

This press release contains certain forward-looking statements, including statements regarding Lion's expectations on the completion and timing of the offering and the expected net proceeds from the offering and the anticipated use of proceeds therefrom. These statements are subject to a number of risks and uncertainties, which may cause our actual results or outcomes to be materially different from those expressed or implied by the forward-looking statements. These risks and uncertainties include market conditions and the satisfaction of customary closing conditions related to the offering, as well as those described in the Company's most recent Annual Report on Form 10-K, as updated by its subsequent filings with the SEC. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations

The Trout Group

Gitanjali Jain Ogawa

646-378-2949

gogawa@troutgroup.com

21900 Burbank Boulevard - Floor 3, Woodland Hills, CA 91367